Exhibit d.(iii).b(i)

SUB-SUBADVISORY AGREEMENT

THIS AGREEMENT is made as of this 19th day of October, 2016, among SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., (“SIMNA”), a corporation organized under the laws of the State of Delaware with its principal place of business at 875 Third Avenue, 22nd Floor, New York 10022, and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED (“SIMNA Limited”), a UK corporation with its principal place of business at 31 Gresham Street, London, UK EC2V 7QA.

W I T N E S S E T H

WHEREAS, Hartford Funds Management Company LLC (“Hartford”), a Delaware limited liability company, has retained SIMNA as a sub-adviser to render investment advisory services to the Funds set forth on Exhibit A (each, a “Fund”) pursuant to a Sub-Advisory Agreement dated as of the date hereof (the “Hartford Advisory Agreement”); and

WHEREAS, SIMNA Limited is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, SIMNA desires to appoint SIMNA Limited as its investment sub-adviser, and SIMNA Limited is willing to render investment sub-advisory services to SIMNA, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

1.                  Appointment of SIMNA Limited. SIMNA hereby appoints SIMNA Limited as investment sub-adviser for the assets of the Funds, on the terms and conditions set forth herein, and subject to the direction of SIMNA. SIMNA Limited accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.                  Duties of SIMNA Limited.

(a)       SIMNA employs SIMNA Limited to act as its sub-advisor in managing the investment and reinvestment of all or a portion of the assets of each Fund in accordance with the Hartford Advisory Agreement; to continuously review, supervise, and administer an investment program for each Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide each Fund (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Fund is required to maintain; and to render or assist SIMNA in rendering regular reports to the Funds’ officers and the Board of Directors concerning the discharge of SIMNA Limited’s responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, Hartford, the Funds’ officers and the Board of Directors and in compliance with the objective, policies, and limitations set forth in each Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that a Fund communicates to SIMNA Limited in writing (either directly or through SIMNA), and Applicable Law. SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of SIMNA Limited in relation to the Funds.

(b)       SIMNA Limited acknowledges and agrees that SIMNA is ultimately responsible for all aspects of providing to the Funds the services required of SIMNA under the Hartford Advisory Agreement. Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Funds, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Funds and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) SIMNA Limited’s implementation of each Fund’s investment program and each Fund’s portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with Applicable Law, (C) each Fund’s compliance with the objective, policies, and limitations set forth in each Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Portfolio communicates to SIMNA Limited in writing (either directly or through SIMNA) and (D) such other matters as SIMNA may reasonably request.

3.                  Securities Transactions. Among its responsibilities, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Funds, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA Limited (either directly or through SIMNA), and consistent with Section 28(e) of the Securities Exchange Act of 1934. SIMNA Limited will promptly communicate or assist SIMNA in communicating to Hartford, the Funds’ officers and the Board of Directors such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Funds as SIMNA or such officers or the Board may reasonably request.

4.                  Compensation of SIMNA Limited. For the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not Hartford or the Funds) will pay to SIMNA Limited at the end of each of month a fee equal to the amount set forth on Exhibit A. For clarity, SIMNA (and not Hartford or the Funds) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA’s receipt from Hartford of advisory fees pursuant to Section 7 of the Hartford Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.                  Compliance. SIMNA Limited agrees to comply with all policies, procedures, or reporting requirements that the Board of Directors reasonably adopts and communicates to SIMNA Limited in writing (either directly or through SIMNA) including, without limitation, any

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such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.

6.                  Status of SIMNA Limited. The services of SIMNA Limited to SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of a Fund.

7.                  Liability of SIMNA Limited. No provision of this Agreement will be deemed to protect SIMNA Limited against any liability to SIMNA or to a Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8.                  Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Hartford Advisory Agreement remains in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days’ written notice to SIMNA Limited; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Hartford Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.

875 Third Avenue

22nd Floor

New York, NY 10022

Attention: Legal Department

Telephone: 212-641-3889

Facsimile: 212-641-3897

Email: uslegal@schroders.com

If to SIMNA Limited, at:

Schroder Investment Management North America Limited

31 Gresham Street

London, U.K. EC2V 7QA

Attention: Legal Department

Telephone: 020 7658 6000

Facsimile: 020 7658 6965

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This Agreement may be amended by mutual consent of the parties hereto.

9.                  Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.              Confidentiality. SIMNA Limited shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Funds, the Board of Directors, Hartford, and any director, officer, or employee of SIMNA, the Funds, or Hartford, except (i) with the prior written consent of a Fund, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or SIMNA Limited, or (iii) for information that is publicly available other than due to disclosure by SIMNA Limited or its affiliates or becomes known to SIMNA Limited from a source other than SIMNA, the Funds, the Board of Directors, or Hartford.

11.              Proxy Policy. SIMNA Limited acknowledges that unless Hartford or a Fund gives written instructions to SIMNA to the contrary, SIMNA, and SIMNA Limited by delegation from SIMNA, is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in a Fund using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund’s shareholders.

12.              Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of New York.

13.              Treatment of SIMNA and each Fund Under FCA Rules. SIMNA and each Fund will be treated as a Professional Client under rules of the Financial Conduct Authority in the United Kingdom.

14.              Write Down and Conversion Powers. Each party to this Agreement acknowledges, accepts and agrees that, notwithstanding any other provision of this Agreement or any other agreement, arrangement or understanding between the parties:

(a)      any liability of SIMNA Limited arising under or in connection with this Agreement may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;

(b)      Each party to this Agreement will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any such liability and in particular (but without limitation) by:

i.	any reduction in the outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

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ii.	any cancellation of any such liability; and

iii.	any conversion of all or part of such liability into shares, other securities or other obligations of SIMNA Limited or any other person that may result from any exercise of any Write-down and Conversion Powers in relation to any such liability;

(c)               The terms of this Agreement and the rights of each party to this Agreement hereunder are subject to and may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any such liability and each party to this Agreement will be bound by any such variation; and

(d)               Shares, other securities or other obligations of SIMNA Limited or any other person may be issued to or conferred on a party to this Agreement as a result of any exercise of any Write-down and Conversion Powers in relation to any such liability.

For purposes of this section:

“Relevant Legislation” means Part 1 of the UK Banking Act 2009, as amended or re-enacted from time to time, any regulations, rules, orders or instruments made thereunder and any other laws, regulations, rules, orders, instruments, or requirements from time to time in force or applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Resolution Authority” means the Bank of England or any other body which has authority under the Relevant Legislation to exercise any Write-down and Conversion Powers; and

“Write-down and Conversion Powers” means the powers under the Relevant Legislation to cancel, transfer or dilute shares issued by an entity that is a bank or investment firm or an affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such an entity or any contract or instrument under which that liability arises, to convert all or part of such a liability into shares, securities or obligations of the entity or any other person, to provide that any such contract is to have effect as if a right had been exercised under it or to suspend any obligation in respect of such a liability.

15.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Carin F. Muhlbaum
Name: Carin F. Muhlbaum
Title: Authorized Signatory

By:	/s/ Mark A. Hemenetz
Name: Mark A. Hemenetz
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ Henry J. N. Philip
Name: Henry J. N. Philip
Title: Authorized Signatory

By:	/s/ Joseph J. Bertini
Name: Joseph J. Bertini
Title: Authorized Signatory

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EXHIBIT A

Compensation of SIMNA Limited

[REDACTED]

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